Exhibit 99.1

         Magnetek Announces Fiscal 2006 First-Quarter Results


    LOS ANGELES--(BUSINESS WIRE)--Nov. 1, 2005--Magnetek, Inc.
(NYSE:MAG):

    -- Revenue was $56.5 million; gross margin increased to a four-year high.

    -- Net loss of $.04 per share included non-cash charges and losses related to discontinued operations.

    -- Alternative Energy and other new digital power markets strengthening.

    Magnetek, Inc. (NYSE:MAG) today reported its results for the first quarter of fiscal 2006, which ended on October 2, 2005(a).
    The Company's continuing operations recorded revenue of $56.5 million, down from $66.2 million in first quarter of fiscal 2005. This decline was attributable primarily to weakness in telecommunications markets versus the prior-year period, when the telecom industry was in the latter stages of a recovery. Also, the first quarter of fiscal 2006 included one less week than the first quarter of fiscal 2005.
    Gross profit amounted to $14.5 million, down from $16.1 million in the corresponding period a year ago due to the decrease in sales volume. However, gross profit as a percentage of sales increased from 24.3% to 25.6% of sales, a four-year high, reflecting improved operating efficiency and a more profitable product mix.
    First-quarter income from continuing operations before interest and tax was $1.0 million (2% of sales), against $2.1 million (3% of sales) in the fiscal 2005 first quarter. While increasing from 15.9% to 17.6% of revenue, actual SG&A expenses declined from $10.5 million to $9.9 million.
    Due to non-cash charges related to Magnetek's recent debt refinancing and the tax effect of goodwill amortization, the Company reported a net loss from continuing operations of $650,000 or $.02 per share in the fiscal 2006 first quarter versus net income from continuing operations of $1.1 million or $.04 per share in the prior-year period.
    Including results of discontinued operations the Company's fiscal 2006 first-quarter loss amounted to $1.1 million or $.04 per share versus net income of $540,000 or $.02 per share in the comparable period a year earlier.

    First Quarter Performance

    Excluding the non-cash charges referenced above, Magnetek's continuing operations were profitable in the first quarter of fiscal 2006, consistent with analysts' Mean Earnings Estimates for the quarter as reported by First Call.
    Digital power markets, including telecom, began to strengthen toward the end of the quarter, and sales of the Company's power control systems continued to grow. Systems products, including power inverters for alternative energy sources and other emerging digital-power markets, accounted for $22.2 million or 39% of revenue in the first quarter of fiscal 2006, up sequentially from $21.3 million or 37% of revenue in the prior quarter.
    Magnetek's first-quarter '06 book-to-bill ratio was 1.00:1. Book-to-bill improved to 1.03:1 in September, the last month of the quarter, and backlog at the end of the quarter reached $61.4 million, up slightly from $61.1 million at the end of Q4 '05. The Company expects modest increases in both revenue and operating profit in the current quarter, which ends on January 2, 2006.

    Financial Resources

    On September 30, Magnetek announced that it had entered into agreements with lenders providing for an $18 million Term Loan and $13 million Revolving Credit Facility, replacing and expanding upon its former credit agreement with another lender that terminated on the same day.
    Magnetek's European subsidiary has revolving credit arrangements with various banks primarily to finance working capital needs. Available borrowings under these arrangements aggregate approximately Euro 20 million, depending in part upon levels of accounts receivable. In addition, the Company's European subsidiary has an agreement with a European bank to provide borrowings secured by the subsidiary's land and building over a ten-year period. The initial commitment to lend under this agreement is Euro 7 million with the commitment amount reduced ratably on a quarterly basis beginning March 31, 2004 and ending September 30, 2013.
    More information is included in Magnetek's fiscal 2006 first-quarter report on Form 10-Q, which will be filed with the Securities and Exchange Commission on November 11, 2005.
    The Company believes that these credit facilities, including its new expanded North American agreements, provide added financial flexibility to meet its intermediate-term working capital needs and other financial obligations.

    Legal Matters

    On October 19, a motion to confirm a $23.4 million arbitration award levied against Magnetek on May 3, 2005 and Magnetek's motion to vacate the award on grounds that it was obtained fraudulently were heard in the Federal District Court of Northern Illinois. The presiding judge indicated that he would issue his decision by mail, but did not indicate when that might occur.

    Company Webcasts

    This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek's fiscal 2006 first-quarter results. The conference call will be broadcast live and can be accessed from the "Investor Information" page of Magnetek's website www.magnetek.com. A replay of the call will be available through November 4 by phoning 617-801-6888 (passcode: 22471057).
    Magnetek's fiscal 2005 Annual Meeting will be held on Wednesday, November 9, 2005 at 10:00 a.m. Pacific time at 10900 Wilshire Boulevard in Los Angeles. All Magnetek shareholders are invited to attend. For shareholders who cannot attend, audio of the business meeting and management's report will be broadcast live and can be accessed from the "Investor Information" page of Magnetek's website.
    Magnetek, Inc. manufactures digital power control products and systems used in applications requiring very reliable, precise, energy-efficient power, including communications, industrial automation, information technology, consumer products, alternative energy, transportation and energy management. The Company reported sales of $242 million for its 2005 fiscal year, ended on July 3, 2005(a).

    (a)Magnetek's fiscal quarters end on the Sundays nearest September 30, December 31, March 31 and June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic and market conditions, audit-related costs and findings and legal proceedings and their effects on the Company's expected financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)


                                                  Three months ended
                                                     (Unaudited)
                                                October 2,  October 3,
Results of Operations:                              2005       2004
----------------------------------------------------------- ----------
Net sales                                          $56,511    $66,208
Cost of sales                                       42,023     50,087
----------------------------------------------------------- ----------
Gross profit                                        14,488     16,121
Research and development                             3,529      3,495
Selling, general and administrative                  9,937     10,526
----------------------------------------------------------- ----------
Income from operations                               1,022      2,100
Interest expense                                       346        307
Other expense (1)                                      376         57
----------------------------------------------------------- ----------
Income from continuing operations before
 provision for income taxes                            300      1,736
Provision for income taxes (2)                         950        635
----------------------------------------------------------- ----------
Net income (loss) from continuing operations          (650)     1,101
Loss from discontinued operations                     (404)      (561)
----------------------------------------------------------- ----------
Net income (loss)                                  $(1,054)      $540
----------------------------------------------------------- ----------

Per common share - basic and diluted:
----------------------------------------------------------- ----------
Net income (loss) from continuing operations        $(0.02)     $0.04
Loss from discontinued operations                   $(0.02)    $(0.02)
----------------------------------------------------------- ----------
Net income (loss) per common share - basic and
 diluted                                            $(0.04)     $0.02
----------------------------------------------------------- ----------

Weighted average shares outstanding:
 Basic                                              28,868     28,501
 Diluted                                            28,868     29,252

   (1) Includes non-cash write-off of deferred financing costs of $376 in the period ended October 2, 2005 related to the refinancing of senior debt

   (2) Includes $400 non-cash provision related to deductible goodwill amortization in U.S. in both periods

                                                 October 2,
                                                    2005      July 3,
Balance Sheet Data:                             (Unaudited)    2005
----------------------------------------------------------- ----------
Working capital (excluding current portion of
 LTD)                                              $53,565    $51,441
Total assets                                       226,179    229,180
Total long-term debt (including current portion)    24,935     25,230
Common stockholders' equity                         46,021     45,554

                                                  Three months ended
                                                     (Unaudited)
                                                 October 2, October 3,
Other Data:                                         2005       2004
----------------------------------------------------------- ----------
Depreciation and amortization                       $2,286     $2,459
Capital expenditures                                $1,163     $1,633



                                              Magnetek, Inc.
                                        Consolidated Balance Sheet
                                              (in thousands)

                                                  October 2,
                                                     2005     July 3,
                                                 (Unaudited)   2005
                                                 ----------- ---------
Cash                                                 $2,181    $6,854
Accounts receivable                                  52,805    54,022
Inventories                                          51,394    49,950
Prepaid and other                                     7,726     5,713
Assets held for sale                                  4,480     4,727
                                                 ----------- ---------
  Total current assets                              118,586   121,266

Property, plant & equipment, net                     31,420    31,939
Goodwill                                             63,790    63,656
Other assets                                         12,383    12,319
                                                 ----------- ---------
  Total assets                                     $226,179  $229,180
                                                 =========== =========

Accounts payable                                    $32,264   $36,974
Accrued liabilities                                   8,716     9,029
Accrued arbitration award                            22,602    22,602
Liabilities held for sale                             1,439     1,220
Current portion of long-term debt                     5,043     5,702
                                                 ----------- ---------
  Total current liabilities                          70,064    75,527

Long-term debt, net of current portion               19,892    19,528
Pension benefit obligations, net                     71,518    70,568
Other long-term obligations                           7,871     7,627
Deferred income taxes                                10,813    10,376

Common stock                                            286       286
Paid in capital in excess of par value              128,837   128,158
Retained earnings                                    38,964    40,018
Accumulated other comprehensive loss               (122,066) (122,908)
                                                 ----------- ---------
  Total stockholders' equity                         46,021    45,554

  Total liabilities and equity                     $226,179  $229,180
                                                 =========== =========


    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com